                                                                   EXHIBIT 99(b)


                       [CITATION NEWSRELEASE LETTERHEAD]





                                   FOR MORE INFORMATION CONTACT:
                                   Rick Neece, CITATION 314/579-7900
                                   Ned Maniscalco for CITATION 314/982-1700


FOR IMMEDIATE RELEASE

                      CITATION AND MEDASYS DIGITAL SYSTEMS
                      IN TALKS TO COMBINE THEIR BUSINESSES


     ST. LOUIS, JUNE 24, 1998 -- CITATION Computer Systems, Inc. (NASDAQ: CITA) and MEDASYS Digital Systems today announced they are in discussions about a possible business combination. MEDASYS, a French company with U.S. offices in Miami and Chicago, is a leading provider of medical imaging systems in Europe and has about 400 customers in the United States. MEDASYS is listed on the Second Market of the Paris Bourse.

     J. Robert Copper, CITATION's chairman and chief executive officer, stated, "CITATION sees these negotiations as an opportunity to combine with a leading player in medical imaging and nuclear medicine systems. Together, CITATION and MEDASYS will provide a world-class clinical information system centered around an 'electronic medical record' concept. An agreement with MEDASYS will allow both companies to grow in the world marketplace."

     Jean-Marie Lucani, chairman and chief executive officer of MEDASYS, said, "MEDASYS has leading positions in the Picture Archiving and Communication System (PACS) and nuclear medicine environments. We look forward to enhancing our position in the market by adding CITATION's Radiology Information System (C-RIS) and its other clinical software to our product offerings, thus presenting the opportunity to take a leading clinical integration position in the world healthcare market."


                                    - more -

CITATION/MEDASYS 2



     CITATION and MEDASYS are hopeful that their negotiations will result in an agreement that can be completed by the end of the year. If the transaction is approved, the combined company is expected to be listed on both the NASDAQ exchange and the Paris Bourse.

     CITATION Computer Systems, Inc. is a provider of client/server clinical and managed care systems for the healthcare enterprise. CITATION's clinical and managed care systems are found in approximately 370 healthcare facilities throughout the United States, Canada, the United Kingdom, Ireland, Asia-Pacific, and other countries.

     Based in the U.S. and Europe, MEDASYS Digital Systems is a digital imaging company engaged in the design and installation of advanced software devoted to the medical industry enabling management, processing storage and transmission of images from different clinical disciplines across multiple sites and the promotion and integration of scientific computing systems for the academic and hospital field.

     THE PRECEDING DISCUSSIONS OF EXPECTED FUTURE RESULTS CONSTITUTE FORWARD-LOOKING STATEMENTS. Actual results could differ from expected results due to various factors, including whether final costs exceed estimates and other factors discussed in company filings with the Securities and Exchange Commission.


                                      ###


          CITATION -- THE BEST INFORMATION SYSTEMS VALUE IN HEALTHCARE